Exhibit 16.1

[ERNST & YOUNG LETTERHEAD APPEARS HERE]

March 17, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 17, 2005 of V.I. Technologies Inc. and are in agreement with the statements contained in the 2nd paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP